Exhibit 10.1

DATED THE 17TH DAY OF APRIL 2009

BETWEEN

SS MICROBIAL SDN BHD (COMPANY No 843363-k)

AND

FULL LEAD BIO-TECHNOLOGY (M) SDN BHD
(COMPANY NO 844666-P)

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JOINT VENTURE & SUPPLY AGREEMENT

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SOLICITORS:

MESSERS T G LIM & PARTNERS
Advocates & Solicitors
2nd floor, Block B-7-2-1
Megan Salak Park, Jalan 1/125E,
Desa Petaling,
57100 Kuala Lumpur

Tel Nos: 03-90593359
Fax No: 03-90503563
E-mail: mail@tglp.com.my
(Ref: 33510/IND/C/LTG/Vp)

JOINT VENTURE & SUPPLY AGREEMENT

THIS AGREEMENT is made the 17th day of April 2009

BETWEEN:

(A)	SS MICROBIAL SDN, BHD, (Company No, 843364-K) a company incorporated in Malaysia and having its address at No. 30, Jalan PJS 7/19, Bandar Sunway, 461 Petaling Jaya, Selangor Darul Ehsan (“SSM”);

and

(B)
FULL LEAD BIO-TECHNOLOGY (M) SDN. BHD. (Company No. 844666-P) a company incorporated in Malaysia and having its registered address at No. 25-5, Block H, Jalan PJU 1/37, Datarun Prima, 47301 Petaling Jaya, Selangor Darul Ehsan (“FLM”)

1.	Definitions and Interpretations

1.1	Definitions

In this Agreement, unless the context shall otherwise require, the following expressions shall have the following meanings:-

“Agreement”	means this Agreement and which supersedes all earlier arrangement, understanding and agreements, whether understood.

“D/day”	a day (excluding gazetted public holidays, Saturdays and Sundays) on which banks are open for business in Kuala Lumpur)

“C/commencement D/date”	means the commencement date of this agreement as set out in item 2 of Schedule 1

“C/confidential I/information”
means all information relating to SSM’s business and the Project, including inventions, discoveries (whether by SSM and / or its contractors, agents or associates), facts, data, ideas, manner, clientele, method of manufacture, method or principle of construction, chemical composition or formulation, techniques, products, prototypes, processes, names, know-how, routines, specifications, drawings, trade secrets, technology methods, computer programmes, works in respect to which copyright subsists and other knowledge, including names of clients, the programme course, such information obtained through observation, deduction, reasoning, inspection and overhearing in connection to the implementation of the Project or the programmes within the Project.

“C/contract”	means each Purchase Order made by SSM to FLM and which performance of each contract is governed by the terms of this Agreement unless otherwise agreed by the parties

“E/equipment P/price”	means the quotation provided by FLM for the suppy of the machineries, equipment and materials identified in FLM’s letter to SSM dated 30.3.2009 annexed to Schedule 3 of this dated Agreement.

“FLM”
means FULL LEAD BIO-TECHNOLOGY (M) SDN. BHD. (Co. No. 844666-P) with its registered address at No. 25-5, Block H, Jalan PJU 1/37, Dataran Prima, 47301 Petaling Jaya, Selangor and includes its successors in title and permitted assigns

“Goods”
means the quantity of goods described in each. Purchase Order raised by SSM to FLM which quality and specifications of the Goods ordered must confirm with the description of the Goods described in Schedule 2;

“SSM’
means SS MICROBIAL SDN. BHD. (Company No. 843364-K) a company incorporated in Malaysia with its registered address at No. 30, Jalan PJS 7/19, Bandar Sunway, 46150 Petaling Jaya, Selangor and its successors - in – title  and permitted assigns.

“P/plant’	means the factory (and in the future, factories in different parts of Malaysia and overseas) that is capable of converting waste materials into compost.

“P/process”	means the conversion of waste material into compost.

“P/project”	means the setting up and establishing SSM’s compost processing plant in a territory chosen by SSM, which at this time should be Malaysia.

“P/purchase O/order”
means an order for a specific number of Goods depending on SSM’s requirements from time to time placed with FLM pursuant to a Purchase Order for those goods and such contract shall be construed on the terms of this Agreement

“P/purpose”	means SSM has achieved the ability to produce compost for sale in any market it so wishes.

“Shareholders Agreement”
means the Agreement to be separately entered into between FLM or its nominee/s and the members of SSM with respect their contributions and duties towards SSM’s business and development of it’s business.

“S/system”	means the operation of the process by the factories or plants.

“T/technology”
means and includes the supply of the complete system which includes the machinery, equipment, transfer of technical know-how, support and repair of the equipment, that operates the system and generally to enable SSM to be able to operate the plant with minimal assistance from FLM.

“T/terms and C/conditions”	means the other terms and conditions of this Agreement more particularly set out in Schedule 4.

1.2	Interpretations

In this Agreement, unless inconsistent with or to the context:-

(a)	words importing persons shall include individual, firms and bodies corporate;

(b)	words importing the singular number or plural number shall be deemed to include the plural number or singular number respectively;

(c)	words importing any gender shall include all other genders as the case may require;

(d)
references to statutes, ordinances or regulations shall include any statutes, ordinance or regulations amending, consolidating or replacing the same and all subordinate or other legislation from time to time relating thereto or in connection therewith;

(e)	a reference to any clause, annexure or schedule shall be a reference to a clause, annexure or schedule of or to this Agreement;

(f)	where in this Agreement, the doing or execution or any act, matter or thing by FLM is dependent on the consent or approval of the SSM;

(g)	no rule of any construction applies to the disadvantage of a party because that party was responsible for the preparation of this Agreement or any part of it; and

(h)	the terms and conditions of this Agreement are to be read and interpreted together with the schedules and annexures or attachments attached which shall form an integral part of this Agreement.

3.	Date and Term

This Agreement shall commence from the Commencement date (unless it is mutually agreed otherwise) and shall continue to be in force until determined by the party/ies.

4.	Agreement

4.1
FLM will supply to SSM during the currency of this Agreement and for such periods of mutual extension thereof, the Goods set out in Schedule 2 (“the Goods”0 in the form, specifications (including packaging) and Price set out in Schedule 3 (“the Specifications”) in accordance with the provisons of this Agreement and / or elsewhere provided in any annexures to these Schedules. If the party/ies are not able to set out the Price in Schedule 3, it may be agreed either in the Purchase Orders or though correspondences between them.

4.2	FLM shall abide by all terms of this Agreement when supplying SSM the Goods requested in each Purchase Order.

4.3
A Contract comes into effect on the day a Purchase Order is issued to FLM by facsimile or electronic means, as evidenced by a transmission report generated by SSM’s dispatching terminal or by post , delivered to FLM at its known addresses for service of notice or electronically transmitted.

4.4
In addition to the terms of this Agreement, each Contract will also be based on the terms seen in Schedule 4. Any variation, waiver or cancellation of any Terms and Conditions of each Contract must be in writing and signed by SSM. If it is not signed by SSM, it shall not have any effect nor bind SSM.

5.	Price and Payout

5.1
FLM will supply the Goods during the currency of this Agreement at the price of the Goods set out in Schedule 5 (the “price/s”), as the context permits) or at such other price/s the party/ies may agree in writing in accordance with the terms of this Agreement.

5.2	The price quoted in the Agreement shall be binding on FLM for the duration of this Agreement and shall not be increased and / or varied without SSM’s express consent.

5.3
Notwithstanding Clause 5.2, FLM may request for a price review by giving SSM not less than one hundred and twenty (120) days prior written notice to such effect. FLM may only propose a price variation because of unforeseen significant cost increase beyond its control or for such other reason acceptable to SSM.  SSM’s decision whether the reasons forwarded by FLM to increase the cost shall be accepted FLM as final ad binding on the party/ies.

5.4
Payment of the Goods shall be within the number of days set out in item 3 of Schedule 1 form the date of an invoice/creditors statement from FLM or from Goods Received Notice (“GRN”) issued by SSM (whichever the later) unless otherwise agreed between the party/ies.

6.	Non-exclusive

6.1
The party/ies acknowledge that currently its not foreseeable that SSM will purchase from another source most of the equipment described in Schedule 3 and the microbial agent. However, if FLM is not able to provide the above items and the Technology to a satisfactory standard required by SSM, then, nothing in this Agreement shall impose upon SSM any obligation to purchase the Goods or any part of it and those items described above exclusively from FLM even during the validity of this Agreement.

7.	Termination

7.1	This Agreement may be immediately terminated by SSM upon the happening of any of the following events:

(a)	breach by non-performance and / or otherwise by FLM of any of the terms of this Agreement or any Contract of otherwise agreed to be performed and / or undertaken by FLM; or

(b)	if FLM shall pass a resolution for voluntary liquidation or winding up; or

(c)	a court of competent jurisdiction orders that FLM be wound up or placed in compulsory liquidation; or

(d)	if a receiver and / or manager is appointed over FLM; or

(e)	loss of the agency or franchise rights of the Goods or any part of it by FLM; or

(f)	an action, resolution or petition has been made or presented against FLM in respect of insolvency, distress and/or winding up proceedings; or

(g)	FLM enters into a scheme of arrangement under section 176 of the Companies act 1965 or such compromise agreement or scheme has been instituted against FLM; or

(h)	FLM is unable to pay its debts within the meaning of Section 218 of the Companies Act 1965; or

(i)	FLM enters into any composition or arrangement with or for the benefit of its creditors or a moratorium is agreed or declared in respect of or affecting all or any part of its borrowed moneys; or

(j)	FLM assigns or attempts to assign this Agreement without SSM’s written consent; or

(k)
if there is a change in the composition of contributories in FLM as at the date of this Agreement arising from any reason whether by compulsory acquisition, statutory, private sale, transfers or otherwise; or

(l)	if FLM were to change its business emphasis after the date of this Agreement for whatever reason; or

(m)	if FLM’s directorate and senior management changes after the date of this Agreement; or

(n)	there is a disruption in FLM’s service ability; or

(o)	if FLM does not provide the technology and / or technical support associated with the manufacturing equipment or Goods purchased by SSM for its manufacturing business; or

(p)	FLM is not able to meet the timelines to supply the Goods as required under this Agreement and / or each Contract arising from whatever reason; or

(q)	SSM is of the view that FLM’s ability to fulfill its obligations to it is compromised and / or jeopardized.

7.2
If FLM shall become unable, whether for reasons within or beyond its control, to fulfill its obligation to supply the Goods and / or provide the Technology or any part of it to SSM in accordance with any Purchase Order and / or under the terms of this Agreement and / or otherwise agreed, SSM shall be entitled to terminate this Agreement forthwith.

7.3	Notwithstanding anything to the contrary, SSM shall have the right to terminate this Agreement without assigning any reason, by serving thirty (30) days written notice to FLM.

7.4
Termination under this Clause shall be without prejudice to the fulfillment of Purchase Orders and the provision of Technology wholly or partially outstanding at the date of such termination and likewise shall not prejudice or affect any right of action or remedy which shall have accrued inter this Agreement to either party.

8.	Confidential Information & Intellectual Property Rights.

8.1
FLM Warrants that neither the sale nor the use of any of the Goods and / or equipment supplied under the provision of Technology will infringe any Malaysian or foreign patent, trademark, registered design, or other industrial or intellectual property rights whether or not similar to any of the foregoing.

8.2	FLM shall indemnify SSM from all actions, costs, claims, demands, expenses and liabilities whatsoever resulting from any actual or alleged infringement of Clause 8.1 on a total indemnity basis.

8.3
FLM recognizes that all and any information in relation to the process, style and manner of providing and implementing the progamme and the list of the clients are confidential information that belongs to SSM. The confidentiality of the information will only cease if SSM consents to the cessation or as provided in this Agreement.

8.4	The rules with respect the use of the confidential information may be further prescribed by SSM after the plant or its business is fully established and / or operational.

9.	Use of Goods & Technology

9.1
FLM shall indemnify and keep indemnified SSM fully at all times against all loss (not limited to financial loss but to include economic loss), actions, claims, demands, expenses and liabilities whatsoever which SSM may incur in engaging FLM’s services for the provision of the Technology and the Goods arising from whatever source, including the costs of defending any legal suits or proceedings taken against SSM, irrespective of whether such loss and / or damage was caused directly or indirectly by FLM, its employees or any of its authorized independent contractors, in respect of breach and / or infringement of intellectual property rights (including illicit use of confidential information), personal injury to or the death of any person or in respect of any loss or destruction of or damage to property (other than as a result of any default or neglect of SSM or of any person for whom SSM is responsible) which is allegedly attributable to some defect in the Goods or any part of it or in connection with any work with respect to the Technology, executed by FLM pursuant to this Agreement.

9.2
Should FLM use any personnel to execute any work on SSM’s premises, they shall be required to abide by the safety rules and other relevant regulations laid down by the relevant authorities and / or SSM from time to time. FLM shall indemnify SSM against all loss, actions, costs, claims, demands, expenses and liabilities whatsoever (if any) which SSM may incur (other than as a result or any default or neglect of SSM, or of any person for whom SSM is responsible) in respect of personal injury to, or the death of, any such employees, agents, sub-contractors or other representative while on SSM’s premises whether or not such persons are (at the time when such personal injury or deaths are caused) acting in the course or their employment.

9.3
FLM shall indemnify SSM against any and all loss, expenses and liabilities caused to SSM whether directly if the Goods (including the equipment and machineries supplied under the provision of Technology) breaches the Sale of Goods Act 1976 and / or the relevant provisions of the intellectual property statutes and / or the law with respect confidential information, arising from whatever source and from whichever jurisdiction.

10.	Technology & Technical Transfer

10.1	FLM undertakes to do whatever is necessary to enable SSM to set up, implement and operate the plant in such order and manner that the purpose is achieved.

10.2	Part of the Goods that will be ordered by SSM will comprise of machineries and equipment to construct the plant.

10.3
In addition to the provision of the equipment and machineries to set up the plant, FLM shall provide the necessary number of staffs and personal not only to commission the plant but also the requisite technical support for continued production by these machineries.

10.4
In addition to the above, FLM shall also implement a programme to transfer the know – how of maintaining and repairing the machineries that makes up the plant to the respective personnel nominated by SSM.

10.5	The more elaborate rules with respect the provision of the Technology by FLM is seen in Schedule 6.

11.	Miscellaneous

11.1	SSM has tentatively agreed to allow FLM to participate in its business as a member in SSM.

11.2
It is tentatively agreed between the party/ies that FLM will have a 20% participation in SSM’s first 3 plants and their membership participation in the subsequent plants will decrease accordingly to a mutually acceptable percentage of that plant’s issued paid up capital. The final amount in participation in this first plant and its terms of participation will be finalized as indicated in 11.3 below.

11.3	At the appropriate time SSM will negotiate with all its members and members - to - be the terms of their Shareholders Agreement.

11.4	Whether or not FLM ultimately becomes SSM’s member or not, FLM shall fulfill the terms of this Agreement until its determined or rescinded.

12.	Whole Agreement

12.1
This Agreement (together with any documents referred) shall constitute the whole agreement between the party/ies and it is expressly declared that no variation shall be effective unless made by the party/ies in writing.

13.	Further Assurance

13.1
The party/ies shall execute and do and procure all other necessary persons or companies, if any, to execute and do all such further deeds, assurance, act and things as may be reasonable) required so that full effect may be given to the terms and conditions of this Agreement.

14.	Notices.

14.1
Notices required or permitted to be given under this Agreement shall be in writing (in the English language) and shall be deemed to have been validity given to FLM or to SSM if delivered personally or sent by facsimile or registered post to the respective party at the address specified below or such other address as the recipient may have notified to the other party hereto in writing and if so given shall be deemed to have been received:-

(a)	in the case of a letter delivered by hand, upon its acknowledgement or receipt;

(b)	in the case of a letter sent by registered post, on the fifth (5th) day after posting;

(c)	in the case of a facsimile on the day the transmission note confirms delivery.

14.2	The addresses and facsimile numbers as set out in item 1 of Schedule 1.

SS MICROBIAL SDN BHD

Address:	No. 30, Jalan PJS 7/19, Bandar Sunway. 46150,
Petaling Jaya, Selangor Darul Ehsan

Attention:	Mr. KE Lim

Telephone:	03-56361869
Facsimile:	03-56361771
E-Mail Address:  ssmicrobial@gmail.com

FULL LEAD BIO – TECHNOLOGY (M) SDN. BHD.

Address:	No. 25-5, Block H, Jalan PJU 1/37. Dataran Prima
47301 Petaling Jaya, Selangor Darul Ehsan and No.6,
Jalan 14/155 Bujit Light Industrial Park
58100 Bukit OUG, Kuala Lumpur

Attention:	Mr. Laurance Gan
Telephone:	03-77856642
Facsimile:	03-77856641
E-Mail Address: lganoh@gmail.com

15.	Costs

15.1
Save as otherwise provided in this Agreement, the stamp duty and all other costs and expenses in connection with or incidental to this Agreement shall be borne by SSM. If the party/ies are represented, then each party shall bear its own solicitors costs.

16.	Law and Enforcement

16.1	This Agreement shall be governed by the laws of Malaysia.

16.2
Any dispute, controvercy or claim arising out of or relating to this contract, or the breach, termination or invalitity thereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as a present in force.

17.	Time

17.1	Time shall be of the essence of this Agreement.

18.	Successors Bound

18.1	This Agreement shall be binding upon the successors in the title and permitted assigns of the respective party/ies.

19.	Severability

19.1
Any terms, conditions, stipulations, provision, covenants or undertaking in this Agreement which is illegal, void, prohibited, or unenforceable shall be innefective to the extent of such illegality, voidness, prohibition or unenforceability without invalidating the remaining provisions of the Agreement and any such illegality, voidness, prohibition or unenforceability shall not invalidate or render illegal, void or unenforceability shall not invalidate or render illegal, void or unenforceable or any other terms, conditions, stipulations, provision, covenants or undertaking contained in this Agreement.

20.	Assignment and sub-contracting

20.1	FLM shall not assign or transfer this Agreement or any Contract to any other person without the prior written consent of SSM.

20.2	Similarly, FLM shall not, without the prior written consent of SSM, sub-contract this Agreement or any Contract or any part of it.

21.	The Submission to Jurisdiction

21.1
The party/ies submit to the exclusive jurisdiction of the Kuala Lumpur Regional Centre for Arbitration nominated by SSM (in its absolute discretion without any obligation to assign any reason for its decision) in all matters connected with the obligation and liabilities of the party/ies under this Agreement.

SCHEDULE 1

1. SS MICROBIAL SDN BHD	No. 30, Jalan PJS 7/19, Bandar Sunway, 46150, Petaling Jaya, Selangor Darul Ehsan
Telephone: 03-56361869
Facsimile: 03- 56361771

2. Full Lead Bio-Technology	No. 25-5, Block H, Jalan PJU 1/37
(M) Sdn. Bhd.	Dataran Prima, 47601 Petaling Jaya
Selangor and No. 6, Jalan 14/155,
Bukit Jalil Light Industrial Park 58100
Bukit OUG, Kuala Lumpur
Tel: 03-77856642
Fax: 03-77856641

2. Commencement Date	This 15th Day of April 2009

3. Credit Period	Depending on the items – these periods are generally indicated in the respective Schedules below.

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SCHEDULE 2

The goods to be made available to SSM by FLM

1.	Currently these goods have been identified as-

(i)	the microbial agent required in the process; and

(ii)	the equipment, machineries and other materials annexed to the 3rd Schedule (FLM’s quotation letter).

2.	There may be further negotiations with respect the quantity and / or the types of goods and / or additional materials from time to time after the date of this Agreement.

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SCHEDULE 3

The specification of the Goods

1.	The general description of the goods is in Schedule 2 above;
2.
In the case of the microbial agent, it will be described in greater detail in the respective purchase orders or in correspondences between the party/ies when either it’s time to order these goods or when the time nears for FLM to supply these agent to SSM;

3.
The machineries, materials and equipment described in FLM’s quotation letter in the 3rd Schedule are currently identified as the materials required to be installed in the plant to initiate the process;

4.
The equipment in the 3rd Schedule are not exhaustive nor definitive and the party/ies may vary these items (with respect its type, quantity and quality) to ensure the suitability of these machineries to achieve the successfully implantation of the process and the quality of the end – product required by SSM.

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Full Lead Bio-Technology (M) Sdn. Bhd. (Co. No.: 844666-P)
No. 6, Jalan 14/155, Bukit Jalil Light Industrial Park, 58100 Bukit OUG, Kuala Lampur
Tel: 603-7785-6642                Fax: 603-7785-6641

Date	:	31st March 2009
Ref	:	Q290112-R

To	:	SS Microbial Sdn. Bhd.
No. 30, Jalan PJS 7/19,
Bandar Sunway,
46150 Petaling Jaya,
Selangor D, Ehsan.

Attn	:	Mr. K. E. Lim

Re	:	Revised Quotation for Proposed PL-6000-L Organic Waste Treatment Factory

Dear Mr. Lim,

As per our previous meeting and discussion pertaining to the above, attached please find revised quotation of the same for your perusal as requested.

As previously discussed too, item 1 & 7 may be sourced locally, with item 6 may or may not be required at the initial factory start up operation as it greatly depends on the fertilizer’s packing option.

However, as highlighted in the previous quotation too, an Automatic Sieving System is advised available for the final sieving of any unwanted material like plastic, glass or any non-biodegradable matters from the final product.

Item 2, 3, 4, 5 & 8 are required for proper factory operation and none should be taken as an option.

Below please find quotation of the mentioned in “NTD Currency” for your kind perusal.

2 X PL-30000 for 80 ton capacity / 130 ton – 2 shifts / day

Unit: NTD (March 2009)
Item	Description	No.	Unit	Total Price (NTD)
1	Weigh Bridge	1	System	900,000

2	Fully automatic supply & delivery System with the following: Breaker / crusher (bits size to pre-determine)	1	System	11,600,000
	Automatic supply & delivery feeder	1	System

3	Primary Microbial Fermentation System with: PL-30000 Main Fermentation Equipment	2	Sets	27,000,000

4	Secondary Microbial Fermentation System with: Automatic mover & Automatic stirring process equipment on open bed	1	System	19,800,000

5	Anti odour equipment / system	1	Set	8,970,000

6	Automatic fertilizer packing system with: Automatic sorting system Automatic sieving system (30-ton / day) Automatic packing system Dust Collector system	1 1 1 1	System System System Set	5,200,000

7	Bob cat Tractor Van Truck	2 1 1 1	Unit Unit Unit Unit	5,400,000

8	Complete factory design and planning service	1	Lot	2,500,000

			Total	81,370,000

Note:	The above costs USD 2,426,058 based on current exchange rate of USD 1.00 = NTD 33.54

Payment Terms:	Based on terms of payment stated as per contractAgreement

The above is without the cost of land, structure, office set up and other factory or building structural set up costs

Thank you and best regards

Yours sincerely,
For Full Lead Bio-Technology (M) Sdn. Bhd,

Laurance Gan
(h/p : 016-331-5803)
email :lgan@streamyx.com

SCHEDULE 4

Terns and Condition of Sale

A.	With respect the equipment, machineries and materials indicated in FLM’s letter annexed to the 3rd Schedule.

1.	The equipment price (listed in the 3rd Schedule) is agreed at NTD $81,370,000.00 million;

2.	SSM will pay the equipment price in the following manner –

(a)	on the signing of this Agreement a sum of RM500,000.00;

(b)	before or by the expiry of 6 months from the date of this Agreement, a sum equivalent to 30% of the equipment price (including the payments in sub – paragraph (a) above);

(c)	another 50% of the equipment price (excluding the payment in sub – paragraph (c) above) before shipment of the equipment;

(d)	the final 20% of the equipment price (excluding the payments in sub – paragraphs (b) and (c) above) upon commissioning of the system.

3.	This Agreement will only be effective once the payment in Clause 2(a) is made by SSM.

4.	The party/ies have agreed at an exchange rate for NTD and USD at USD $1 to NTD $33.54 and if the USD is purchased directly with Ringgit, the exchange rate will be USD $1 to RM 3.70.

5.	If however, there are changes in the quantities and / or types of goods to be supplied by FLM, the party/ies will re – negotiate the terms of supply of these items to implement the plant.

B.	The supply of microbial agent

1.	The agreed price for the supply of this material is RM48.50 per kilogram (to SSM’s choice of destination/s);

2.	The above price is fixed for a period of 3 years beginning from FLM’s first supply of this item;

3.	The terms of payment will be determined when SSM raises purchase orders to FLM;

4.	The price of this material will follow the market rate once the fixed term in sub – clause 2 above has expired.

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SCHEDULE 5

The Price of the Goods

1.	The price / s for the goods are seen in Schedule 4 above;
2.
Although, currently not foreseeable, the prices of these goods may vary or alter with the passing of time and when SSM’s needs are better identified after the plant is operational and when SSM begins selling its end produce.

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SCHEDULE 6

The duties to be performed by FLM in the provision of the Technology to SSM until otherwise determined or mutually rescinded shall be for 15 years with an option to SSM to extend the supply timeline for another 5 years from its initial expiry, of the following matters and / or materials :-

1.	the supply of the microbial agent; and
2.	to provide and / or supply the latest and most applicable equipment and machineries in the implementation and operation of the system; and
3.	to continually improve the process through upgrades of the equipment and materials supplied; and
4.	to provide the latest technology and / or procedure and / or method of operating the equipment and machineries that forms the system;
5.	to continually provide SSM with the necessary materials and ingredients to manufacture the compost or such end product that the machines and equipment supplied is to achieve;
6.	to ensure SSM’s support staff will be able to maintain the equipment and machineries that forms the plant within the shortest time possible.

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IN WITNESS the duly authorized representatives of the party/ies have set their hands the day and year first written above.

Signed by LIM KOK ENG	)
for and behalf	)
SS Microbial Sdn. Bhd.	)
(Company No. 843364-K))
in the presence of :-)

Signed by LAURANCE GAN	)
OON HIM	)
for and behalf	)
FULL LEAD BIO-TECHNOLOGY	)
(M) SDN. BHD. (Company No	)
844666-P))
in the presence of :-)